Exhibit 5.1

LAW OFFICES OF AARON A. GRUNFELD & ASSOCIATES

11111 SANTA MONICA BOULEVARD, SUITE 1840

LOS ANGELES, CALIFORNIA 90025

(310) 788-7577

agrunfeld@grunfeldlaw.com

January 7, 2019

Second Sight Medical Products, Inc.

12744 San Fernando Road, Suite 400
Sylmar, California 91342

Re:     Second Sight Medical Products, Inc.

Ladies and Gentlemen:

We have acted as counsel to Second Sight Medical Products, Inc., a California corporation (the "Company"), in connection with the (i) distribution to existing stockholders of non-transferable subscription rights (the “Rights”), without consideration, to purchase up to 50 million units (each a “Unit” and collectively, the “Units”), with each unit consisting of one share (each a “Share” and collectively, the “Shares”) of the Company’s common stock, no par value (“Common Stock”), and warrants (the “Warrants”) to purchase one share of the Company’s Common Stock; and (ii) the issuance and sale of Units upon exercise of the Rights by the Company’s existing stockholders. The Units, Shares, Warrants, and shares of Common Stock underlying the Warrants (the “Warrant Shares”) are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 31, 2017, and declared effective on November 9, 2017 (Registration No. 333-221228) (the “Registration Statement”), and are being offered pursuant to a base prospectus (the “Base Prospectus”) and a prospectus supplement dated January 7, 2019 filed with the Commission pursuant to Rule 424(b) (the “Prospectus Supplement”) under the Act. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Base Prospectus or Prospectus Supplement, other than as expressly stated herein with respect to the issuance of the Units, the Shares, the Warrants and the Warrant Shares. The offering of the Units in the manner described within the Prospectus Supplement pursuant to the Rights is herein after sometimes referred to as the “Rights Offering”

In connection with rendering this opinion letter, we have reviewed (i) the Registration Statement, (ii) the Base Prospectus, (iii) Prospectus Supplement, (iii) the Articles of Incorporation of the Company, as amended to the date hereof, (iv) the Bylaws of the Company, as amended to the date hereof, (v) the Form of Non-Transferable Rights Certificate (the “Rights Certificate”), (v) the Form of Warrant Agreement, (vi) the Form of Amendment to the Warrant Agreement, (vii) the Form of Warrant Certificate which evidences the Warrants, (viii) certain resolutions adopted by the board of directors of the Company relating to the Rights Offering, which authorize issuances of the Rights, the Units, the Shares, Warrants and the Warrant Shares, (ix) the terms of the Rights Offering and related matters, and (x) such other documents, records, and certificates of officers that we may obtain, as we have considered appropriate or advisable in order to enable us to deliver the opinions that we express herein.

Second Sight Medical Products, Inc.

January 7, 2019

For purposes of this opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity of the text of each document filed with the Securities and Exchange Commission (the “Commission”) through the Commission’s Electronic Data Gathering, Analysis and Retrieval System, the conformity to original documents of all documents submitted to us as certified or copies, and the accuracy and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company in connection with the preparation and delivery of this letter. The opinions herein provided are further subject to the qualification that the enforcement of each agreement, instrument or other document may be limited by applicable bankruptcy, insolvency, and other laws of general application affecting the enforcement of creditors’ rights generally from time to time in effect and the discretion of courts of competent jurisdiction in granting equitable remedies including the remedies of specific performance and injunction. We express no opinion herein concerning any state securities or blue-sky laws and we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants.

We have not examined the laws of any state other than California and we express no opinion as to the laws of any jurisdiction other than the laws of the State of California and, to the extent specifically referred to herein, the federal laws of the United States of America, insofar as those laws are in effect as of the date hereof.

Based upon the foregoing and our reliance thereon, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.     The Rights have been duly authorized and, when issued, will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.     The Units have been duly authorized and, when issued upon exercise of the Rights against payment therefor in accordance with the terms of the Rights, all in the manner contemplated by the Registration Statement, including the Base Prospectus and Prospectus Supplement, will be validly issued, fully paid and nonassessable.

Second Sight Medical Products, Inc.

January 7, 2019

3.     The Shares have been duly authorized and, when issued and delivered against payment therefor, upon exercise of the Rights, and in the manner contemplated by the Registration Statement, including the Base Prospectus and Prospectus Supplement, would be validly issued, fully paid and nonassessable.

4.     The Warrants have been duly authorized and, when duly executed, issued and delivered against payment therefor, by the Company in the manner contemplated by the Registration Statement, including the Base Prospectus and Prospectus Supplement, will be validly issued, fully paid and nonassessable.

5.     The Warrant Shares when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this letter as an exhibit to a Current Report on Form 8-K of the Company being filed with the Commission and further consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and Prospectus Supplement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Law Offices of Aaron A. Grunfeld & Associates